Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

Including interest on deposits	Year Ended December 31,
	2017	2016	2015	2014	2013
Income before taxes	$61,098	$33,509	$37,554	$30,167	$15,560
Add: Fixed charges, including interest on deposits	22,294	12,818	8,771	10,500	5,293
Add: Distributions of earnings from equity method investees	3,443	2,722	557	554	—
Less: Earnings from equity method investees	2,226	3,184	1,151	545	170
Less: Preference dividend requirements of consolidated subsidiaries(1)	—	—	—	3,140	1,005

Earnings, including interest on deposits	$84,609	$45,865	$45,731	$37,536	$19,678
Interest expense, including deposits	$21,033	$11,905	$7,846	$6,518	$3,947
Amortized premiums and discounts related to indebtedness	507	229	263	252	—
Portion of rent representative of interest(2)	754	684	662	590	341
Preference dividend requirements of consolidated subsidiaries(1)	—	—	—	3,140	1,005

Fixed charges, including interest on deposits	$22,294	$12,818	$8,771	$10,500	$5,293
Preferred stock dividends	1,206	1,436	1,005	1,189	836

Fixed charges and preferred stock dividends, including interest on deposits	$23,500	$14,254	$9,776	$11,689	$6,129

Ratio of earnings to fixed charges, including interest on deposits	3.80	3.58	5.21	3.57	3.72
Ratio of earnings to combined fixed charges and preferred stock dividends, including interest on deposits	3.60	3.22	4.68	3.21	3.21

Excluding interest on deposits	Year Ended December 31,
	2017	2016	2015	2014	2013
Income before taxes	$61,098	$33,509	$37,554	$30,167	$15,560
Add: Fixed charges, excluding interest on deposits	9,212	3,662	1,865	5,464	1,733
Add: Distributions of earnings from equity method investees	3,443	2,722	557	554	—
Less: Earnings from equity method investees	2,226	3,184	1,151	545	170
Less: Preference dividend requirements of consolidated subsidiaries(1)	—	—	—	3,140	1,005

Earnings, excluding interest on deposits	$71,527	$36,709	$38,825	$32,500	$16,118
Interest expense, excluding deposits	$7,951	$2,749	$940	$1,482	$387
Amortized premiums and discounts related to indebtedness	507	229	263	252	—
Portion of rent representative of interest(2)	754	684	662	590	341
Preference dividend requirements of consolidated subsidiaries(1)	—	—	—	3,140	1,005

Fixed charges, excluding interest on deposits	$9,212	$3,662	$1,865	$5,464	$1,733
Preferred stock dividends	1,206	1,436	1,005	1,189	836

Fixed charges and preferred stock dividends, excluding interest on deposits	$10,418	$5,098	$2,870	$6,653	$2,569

Ratio of earnings to fixed charges, excluding interest on deposits	7.76	10.02	20.82	5.95	9.30
Ratio of earnings to combined fixed charges and preferred stock dividends, excluding interest on deposits	6.87	7.20	13.53	4.89	6.27

(1)	Preference dividends of consolidated subsidiaries were reported as income attributable to noncontrolling interests on the Company’s consolidated statements of income.
(2)	The portion of rent representative of interest is calculated as one-third of total rent expense, which management believes is a reasonable estimate.